Exhibit 99.1

Dexcom Appoints Euan Ashley to Board of Directors

SAN DIEGO - (BUSINESS WIRE- October 27, 2025) - DexCom, Inc. (NASDAQ:DXCM), the global leader in glucose biosensing, today announced the appointment of Euan Ashley to its Board of Directors, effective October 24, 2025.

Dr. Ashley is a renowned researcher, entrepreneur, and clinician with extensive leadership experience at healthcare research institutions and private organizations. He currently serves as Chair of the Department of Medicine at Stanford University, overseeing Stanford’s largest department with 15 divisions and over 800 faculty. Dr. Ashley’s research extends across precision medicine, data science, artificial intelligence, and digital health. He has also co-founded seven biotechnology companies and serves as the co-director of Stanford’s biomedical innovation-translation program, Catalyst, which invests in the university’s most promising biomedical innovations. Dr. Ashley brings to the Dexcom Board a leading clinical perspective for strategic guidance related to medical technology development and healthcare innovation.

“As I recently completed my Dexcom Board service and collaborated with management on clinical leaders who share my and Dexcom’s vision to empower greater metabolic health, Euan was at the top of my list,” said Eric Topol, M.D., Director of the Scripps Translational Science Institute. “He will provide an excellent perspective for Dexcom as they build on their incredible growth journey.”

“We are thrilled to announce Euan’s appointment to the Dexcom Board today,” said Jake Leach, president and interim CEO at Dexcom. “Dexcom is well-positioned to advance metabolic health and improve quality of life for millions of people globally. Euan’s leadership across the intersections of clinical practice and key advances in healthcare innovation will strengthen us as we continue to advance our biosensing technology across the spectrum of metabolic health.”

About Euan Ashley
Dr. Euan Ashley currently serves as Chair of the Department of Medicine of Stanford University. Dr. Ashley has held various roles at Stanford University since 2006, including Chair of the Department of Medicine from 2024 to present, Associate Dean from 2019 to 2024, Co-Director of Stanford Medicine Catalyst from 2019 to present, and Professor of Medicine, Genetics and Biomedical Data Science from 2006 to present. Dr. Ashley founded the Center for Inherited Cardiovascular Disease in 2009 and the Clinical Genomics program in 2014. Dr. Ashley has founded several biotechnology companies including Personalis Inc. ($PSNL) a personalized cancer testing company (2012); Deepcell, Inc., a single cell analysis company (2016); Svexa, a human performance artificial intelligence company (2019); Saturnus Bio, a therapeutics company (2024); and Swift Bio, a genomic diagnostics company (2025). From 2020 to present, Dr. Ashley has served on the Board of Directors of AstraZeneca Plc, a pharmaceutical company.

Dr. Ashley received a Bachelor’s degree in Physiology from the University of Glasgow, a Doctor of Medicine from the University of Glasgow, and a Doctor of Philosophy from the University of Oxford. He was trained in Cardiology at Stanford University.

About DexCom, Inc.
Dexcom empowers people to take control of health through innovative biosensing technology. Founded in 1999, Dexcom has pioneered and set the standard in glucose biosensing for more than 25 years. Its technology has transformed how people manage diabetes and track their glucose, helping them feel more in control and live more confidently.

Dexcom. Discover what you’re made of. For more information, visit www.dexcom.com.

Category: IR

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